Exhibit 99.1

MISTRAS Announces First Quarter 2022 Results

Continuing Top-Line Growth, Lowered Cost of Capital and Expanded Data Solutions offerings
Organic revenue growth of 5.2%
Interest expense reduction of $1.3 million or 39.7%
Continued expansion of OneSuite™ (Data Solutions), Sensoria™ (Wind) and Private Space capabilities

PRINCETON JUNCTION, N.J., May 3, 2022 (GLOBE NEWSWIRE) - MISTRAS Group, Inc. (MG: NYSE), a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, reported financial results for its first quarter of 2022.

Highlights of the First Quarter 2022*
•Revenue of $161.7 million, an increase of 5.2% of organic growth
•SG&A expenses of $42.0 million, down 1.7% sequentially
•Net loss of $5.4 million
•Adjusted EBITDA of $5.5 million
•Gross debt of $208.8 million and Net debt of $188.9 million
* All comparisons are consolidated and versus the equivalent prior year period, unless otherwise noted.

First quarter 2022 revenue growth of 5.2% came in at the high end of the range anticipated by the Company during its fourth quarter outlook commentary. First quarter 2022 gross profit was essentially flat with the year ago period, although gross profit margin was down slightly, primarily due to higher healthcare costs and certain one-time costs in the current year, and the end of wage subsidies that had been received in the prior year period. Gross profit margin is expected to expand significantly over the remainder of the year, due to anticipated volume growth and improved sales mix. Selling, general and administrative expenses in the first quarter of 2022 were $42.0 million, up from $39.6 million in the first quarter of 2021, due primarily to the reversal of remaining COVID-19 temporary cost reductions in August 2021, which had been initially implemented in 2020. Selling, general and administrative expenses were down 1.7% sequentially from the fourth quarter of 2021 and remain essentially flat with the pre-pandemic period in the first quarter of 2019.

Chief Executive Officer Dennis Bertolotti commented, “This was our seventh consecutive quarter of revenue growth as we continue to make significant progress in markets that have not fully recovered from the pandemic. We exceeded our revenue expectation for the first quarter, despite a slow start in Downstream in an otherwise relatively strong Spring turnaround season.

Both our Services segment and International segment had revenue increases of almost 7% in local currencies. Our bottom-line performance was as anticipated for the first quarter, in what is typically the lowest seasonal period of the year.

The Company’s expectations for full year financial performance are discussed later in the release.

Mr. Bertolotti additionally commented on the Company’s progress noting, “Our recently launched data solutions offerings are continuing to evolve. Our MISTRAS OneSuite™ software ecosystem provides customers with a single-access portal for cross-functional data activities and includes access to over 85 integrated applications, all on one centralized, inter-connected and secured platform. We implemented OneSuite at 36 separate installations, spanning 110 unique customer sites with over 800 individual subscriptions in 2021. We anticipate further expansion of OneSuite utilization throughout 2022, with revenue doubling in this second full year for OneSuite. It is important to note that in addition to winning over new customers, OneSuite is also currently leveraging enhanced functionality of its applications, firmly within our core Oil and Gas customers. The software will differentiate us in three distinct ways: 1) customer retention – we will become an even stickier component of our customers daily activities, as they move further with our over 85 unique applications, 2) unlocking unique insights and direct benefits, we will create value for our customers from our applications, which they cannot achieve with other vendors, and 3) monetizing of the overall digital platform through greater use of the underlying applications (and the related licensing fees), as customers increasingly integrate our applications and seek our analysis of their data. We will leverage our applications and automate analyses where possible, but our Subject Matter Experts (who make the most of the data generated for the benefit of our customers on a daily basis) will remain a pivotal piece of the value-added stream.”

Mr. Bertolotti further continued, “I am also very pleased with the ongoing development and expansion of our Sensoria™ Wind Blade Monitoring and Sensoria Insights Web Portal, which provides real-time detection and visualization of wind turbine blade damage, utilizing our recently patented wind turbine blade monitoring systems. We added nearly 40 wind turbines to our platform in the first quarter of 2022, which comprised the entire site for one customer. We also added additional data analysts to our team, to enhance our capability to actively monitor and finalize the automation of Sensoria monitoring. We continue to demonstrate the capabilities of Sensoria to a number of customers, across various OEM hardware systems of varying megawatt capacity. I am proud of our team and the progress we have made in a relatively short time, as our initial Sensoria installation was only in June of 2020, as the early pilots and demos are now scaling up to full commercialization.

Both OneSuite and Sensoria represent an evolution in asset protection, which MISTRAS is uniquely qualified to leverage our proven capabilities and expertise such as acoustic emission monitoring, while innovating to meet the needs of the changing global landscape. These newer, data-centric capabilities favorably complement our more established MISTRAS Digital® tool - a mobile, cloud-based field inspection, execution, and reporting platform, which digitalizes the field inspection process via a powerful, end-to-end workflow solution. All of these inter-related data solutions combine together, to create a robust, predictive analytical platform, delivering an enhanced return on investment (“ROI”) for our core and emerging customers. I am very excited about our prospects for growth in these new areas of opportunity in 2022 and beyond.”

Mr. Bertolotti concluded with, “I continue to be very encouraged about the strengthening market conditions in the Aerospace and Defense industry. We are hearing more optimism from metal suppliers that they expect to be sending us significant volumes of material for testing in the second half of 2022 for our Aerospace customers. In addition, I am also very excited to announce that we will be expanding our complimentary capabilities in the Aerospace and Defense market, including the private space sector. Supply chain issues are challenging our customers’ logistics, and we are responding by building more extensive capabilities to better serve these supply chain issues. One example of this is our facility in Georgia, where in partnership with a customer, we are installing machining capability, taking on additional adjacent operations and emulating what we achieved in the past for Safran at our facility in Le Creusot, France. Solving customers’ ever evolving needs is an area where MISTRAS continues to demonstrate operational excellence and value-added performance.”

Performance by certain Segments:

Services segment first quarter revenue was $132.9 million, up 7.0% from $124.3 million in the prior year quarter. Revenues continue to reflect recovery in the Energy markets. For the first quarter, gross profit was $30.5 million, compared to $31.1 million in the prior year. Gross profit margin was 23.0% for the first quarter of 2022, compared to 25.0% in the first quarter of 2022. This decrease of 200 basis points was due to primarily to higher healthcare costs in the US and certain one-time costs in the current year, and the end of wage subsidies received in Canada which had been received in the prior year period.

International segment first quarter revenues were $28.1 million, up 1.8% from $27.6 million in the prior year quarter but up 7.5% in local currencies before foreign currency translation, which represents organic growth; in part, due to increased opportunities in a recovering aerospace market. International segment first quarter gross profit margin was 29.1%, compared to 27.6% in the prior year, a 150-basis point improvement attributable to a favorable sales mix.

The Company generated a net loss of $5.4 million in the first quarter of 2022, consistent with the net loss of $5.4 million in the prior year. Adjusted EBITDA was $5.5 million in the first quarter of 2022 compared to $7.0 million in the prior year.

Cash Flow and Balance Sheet
The Company’s net cash from operating activities was negative $5.4 million for the first quarter of 2022, compared to $3.1 million in prior year. Free cash flow was negative $8.6 million for the first quarter of 2022, compared to negative $1.2 million in the prior year. The Company did build up significant net working capital during the first quarter of 2022, particularly extended days sales outstanding which resulted in an increase in accounts receivable, but it does expect to generate significant cash flow throughout the remainder of 2022. The first quarter is typically the lowest seasonal period of the year.

The Company’s net debt (total debt less cash and cash equivalents) was $188.9 million as of March 31, 2022, compared to $178.5 million as of December 31, 2021. Gross debt increased by $6.2 million during the quarter ended March 31, 2022, from $202.6 million at the end of 2021 to $208.8 million as of March 31, 2022.

Outlook
The Company’s business has been recovering from the low level of demand experienced in the second quarter of 2020, when the effect of COVID-19 peaked. Energy prices and demand have improved from that time, the Company’s end markets are rebounding to pre-pandemic levels. The Company's second largest market Aerospace and Defense, particularly the commercial sector, had been lagging other end market recoveries, although an accelerated improvement is anticipated in commercial Aerospace in the second half of 2022. Accordingly, for the full year 2022, the Company expects to grow revenue to between $695 and $715 million, which should generate Adjusted EBITDA between $65 to $69 million. The Company’s free cash flow is expected to be between $27 to $30 million. Given strong energy markets, improving commercial aerospace demand, robust industrial manufacturing and rapidly developing Data Solutions, the Company is confident in achieving its outlook projections.

Conference Call
In connection with this release MISTRAS will hold a conference call on May 4, 2022, at 9:00 a.m. (Eastern). The webcast can be accessed on MISTRAS' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may dial 1-844-832-7227 and use confirmation code 4135548 when prompted. The International dial-in number is 1-224-633-1529. Those who wish to listen to the call later can access an archived copy of the conference call at the MISTRAS Website.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®

MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.

Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, and decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, power generation, civil infrastructure, and manufacturing industries towards achieving and maintaining operational excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; and building real-time monitoring equipment to enable safe travel across bridges, MISTRAS helps the world at large.

MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing (“NDT”) field inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.

For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Vice President of Marketing at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about MISTRAS' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's 2021 Annual Report on Form 10-K dated March 14, 2022, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and MISTRAS undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to MISTRAS Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss, non-cash impairment charges and, if applicable, certain additional special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt, less cash and cash equivalents and the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). A reconciliation of these non-GAAP financial measurements to GAAP are also set forth in tables attached to this press release. In the tables attached is also a table reconciling “Segment and Total Company Income (Loss) from operations (GAAP) to Income (Loss) before special items (non-

GAAP)", “Net Income (Loss) (GAAP)" to "Net Income (Loss) Excluding Special Items (non-GAAP)”, and “Diluted EPS (GAAP)” to “Diluted EPS Excluding Special Items (non-GAAP)” which reconciles the non-GAAP amount to a GAAP measurement.

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$19,921	$24,110
Accounts receivable, net	127,085	109,511
Inventories	12,589	12,686
Prepaid expenses and other current assets	11,709	15,031
Total current assets	171,304	161,338
Property, plant and equipment, net	83,689	86,578
Intangible assets, net	57,479	59,381
Goodwill	206,409	205,439
Deferred income taxes	2,225	2,174
Other assets	47,122	47,285
Total assets	$568,228	$562,195
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$12,422	$12,870
Accrued expenses and other current liabilities	87,466	83,863
Current portion of long-term debt	21,336	20,162
Current portion of finance lease obligations	3,775	3,765
Income taxes payable	1,216	755
Total current liabilities	126,215	121,415
Long-term debt, net of current portion	187,478	182,403
Obligations under finance leases, net of current portion	9,552	9,752
Deferred income taxes	8,661	8,385
Other long-term liabilities	39,237	39,328
Total liabilities	371,143	361,283
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 29,720,443 and 29,546,263 shares issued and outstanding	297	295
Additional paid-in capital	239,656	238,687
Accumulated Deficit	(23,351)	(17,988)
Accumulated other comprehensive loss	(19,756)	(20,311)
Total Mistras Group, Inc. stockholders’ equity	196,846	200,683
Noncontrolling interests	239	229
Total equity	197,085	200,912
Total liabilities and equity	$568,228	$562,195

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Loss
(in thousands, except per share data)

	Three months ended March 31,
	2022	2021

Revenue	$161,662	$153,735
Cost of revenue	115,758	108,243
Depreciation	6,012	5,491
Gross profit	39,892	40,001
Selling, general and administrative expenses	42,036	39,639
Legal settlement and insurance recoveries, net	(841)	1,030
Research and engineering	551	727
Depreciation and amortization	2,795	3,074
Acquisition-related expense	49	277
Loss from operations	(4,698)	(4,746)
Interest expense	1,938	3,213
Loss before benefit for income taxes	(6,636)	(7,959)
Benefit for income taxes	(1,283)	(2,600)
Net Loss	(5,353)	(5,359)
Less: net income attributable to noncontrolling interests, net of taxes	10	3
Net Loss attributable to Mistras Group, Inc.	$(5,363)	$(5,362)

Loss per common share:
Basic	$(0.18)	$(0.18)
Diluted	$(0.18)	$(0.18)
Weighted-average common shares outstanding:
Basic	29,634	29,425
Diluted	29,634	29,425

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended March 31,
	2022	2021
Revenues
Services	$132,946	$124,298
International	28,138	27,648
Products and Systems	2,936	2,988
Corporate and eliminations	(2,358)	(1,199)
	$161,662	$153,735

	Three months ended March 31,
	2022	2021
Gross profit
Services	$30,526	$31,076
International	8,190	7,625
Products and Systems	1,168	1,281
Corporate and eliminations	8	19
	$39,892	$40,001

Mistras Group, Inc. and Subsidiaries
Unaudited Revenues by Category
(in thousands)

Revenue by category was as follows:

Three Months Ended March 31, 2022	Services	International	Products	Corp/Elim	Total
Oil & Gas	$86,613	$7,572	$38	—	$94,223
Aerospace & Defense	15,022	4,940	108	—	20,070
Industrials	9,007	5,528	502	—	15,037
Power generation & Transmission	3,822	2,562	845	—	7,229
Other Process Industries	10,293	3,518	1	—	13,812
Infrastructure, Research & Engineering	2,506	2,039	897	—	5,442
Petrochemical	3,045	78	—	—	3,123
Other	2,638	1,901	545	(2,358)	2,726
Total	$132,946	$28,138	$2,936	$(2,358)	$161,662

Three Months Ended March 31, 2021	Services	International	Products	Corp/Elim	Total
Oil & Gas	$79,220	$7,936	$56	—	$87,212
Aerospace & Defense	11,823	4,317	35	—	16,175
Industrials	8,819	4,849	327	—	13,995
Power generation & Transmission	5,534	1,978	759	—	8,271
Other Process Industries	7,856	2,912	9	—	10,777
Infrastructure, Research & Engineering	3,169	3,756	1,144	—	8,069
Petrochemical	5,464	72	—		5,536
Other	2,413	1,828	658	(1,199)	3,700
Total	$124,298	$27,648	$2,988	$(1,199)	$153,735

Revenue by Oil & Gas Sub-category was as follows:

	Three months ended March 31,
	2022	2021
	($ in thousands)
Oil and Gas Revenue
Upstream	$41,665	$33,926
Midstream	24,907	22,438
Downstream	27,651	30,848
Total	$94,223	$87,212

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Segment and Total Company Income (Loss) from Operations (GAAP) to
Income (Loss) from Operations before Special Items (non-GAAP)
(in thousands)

	Three months ended March 31,
	2022	2021
Services:
Income from operations (GAAP)	$3,761	$4,548
Reorganization and other costs	27	71
Legal settlement and insurance recoveries, net	(841)	1,650
Acquisition-related expense, net	44	243
Income before special items (non-GAAP)	$2,991	$6,512
International:
Income (Loss) from operations (GAAP)	$284	$(820)
Reorganization and other costs	87	96
Income (Loss) from operations before special items (non-GAAP)	$371	$(724)
Products and Systems:
Loss from operations (GAAP)	$(582)	$(581)
Reorganization and other costs	—	27
Loss from operations before special items (non-GAAP)	$(582)	$(554)
Corporate and Eliminations:
Loss from operations (GAAP)	$(8,161)	$(7,893)
Legal settlement and insurance recoveries, net	—	(620)
Acquisition-related expense, net	5	34
Loss from operations before special items (non-GAAP)	$(8,156)	$(8,479)
Total Company:
Loss from operations (GAAP)	$(4,698)	$(4,746)
Reorganization and other costs	114	194
Legal settlement and insurance recoveries, net	(841)	1,030
Acquisition-related expense, net	49	277
Loss from operations before special items (non-GAAP)	$(5,376)	$(3,245)

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Three months ended March 31,
	2022	2021
Net cash provided by (used in):
Operating activities	$(5,399)	$3,148
Investing activities	(2,737)	(4,176)
Financing activities	4,323	435
Effect of exchange rate changes on cash	(376)	(990)
Net change in cash and cash equivalents	$(4,189)	$(1,583)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Net Cash Provided by (Used in) Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Three months ended March 31,
	2022	2021

Net cash provided by (used in) operating activities (GAAP)	$(5,399)	$3,148
Less:
Purchases of property, plant and equipment	(3,061)	(4,003)
Purchases of intangible assets	(151)	(350)
Free cash flow (non-GAAP)	$(8,611)	$(1,205)

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Gross Debt (GAAP) to Net Debt (non-GAAP)
(in thousands)

	March 31, 2022	December 31, 2021

Current portion of long-term debt	$21,336	$20,162
Long-term debt, net of current portion	187,478	182,403
Total Debt (Gross)	208,814	202,565
Less: Cash and cash equivalents	(19,921)	(24,110)
Total Net Debt	$188,893	$178,455

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Net Loss (GAAP) to Adjusted EBITDA (non-GAAP)
(in thousands)

	Three Months Ended March 31,
	2022	2021

Net Loss (GAAP)	$(5,353)	$(5,359)
Less: Net income attributable to non-controlling interests, net of taxes	10	3
Net Loss attributable to Mistras Group, Inc.	$(5,363)	$(5,362)
Interest expense	1,938	3,213
Benefit for income taxes	(1,283)	(2,600)
Depreciation and amortization	8,807	8,565
Share-based compensation expense	1,515	1,262
Acquisition-related expense	49	277
Reorganization and other related costs	114	194
Legal settlement and insurance recoveries, net	(841)	1,030
Foreign exchange loss	601	457
Adjusted EBITDA (non-GAAP)	$5,537	$7,036

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Net Loss (GAAP) and Diluted EPS (GAAP) to
Net Loss Excluding Special Items (non-GAAP) and Diluted EPS Excluding Special Items (non-GAAP)
(tabular dollars in thousands, except per share data)

	Three months ended March 31,
	2022	2021
Net loss attributable to Mistras Group, Inc. (GAAP)	$(5,363)	$(5,362)
Special items	(678)	1,501
Tax impact on special items	155	(367)
Special items, net of tax	$(523)	$1,134
Net loss attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$(5,886)	$(4,228)

Diluted EPS (GAAP)(1)	$(0.18)	$(0.18)
Special items, net of tax	(0.02)	0.04
Diluted EPS Excluding Special Items (non-GAAP)	$(0.20)	$(0.14)
_______________
(1) For the three months ended March 31, 2022 and 2021, 1,212,000 and 509,000 shares, respectively, related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the period.